Exhibit 99.1

News Release

Contact: Media:	Robert E. “Chip” Coffee, Jr., President and Chief Executive Officer 843 388-8433
Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433
Website: www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares Announces Third Quarter Results

Mt. Pleasant, SC, October 29, 2008 -Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, announced year-to-date and quarter–to-date results for the periods ended September 30, 2008. “In my 35 years of banking experience, this is the most difficult and unique time that I have ever seen,” said President and Chief Executive Officer, Robert E. Coffee, Jr. “During the third quarter, the economic environment that all financial institutions are operating in has changed significantly.  Despite these uncertain conditions in the market, we continue to successfully execute our strategic goal to increase our retail presence as demonstrated in the opening of our seventh branch, located in Murrells Inlet, South Carolina and the resulting loan and deposit growth in our markets.”

We recorded a net loss of $2.9 million for the nine months ended September 30, 2008 as compared to a net profit of approximately $175,000 for the period ended September 30, 2007.  In comparison to our previous year’s third quarter results, the decrease in earnings was primarily driven by the pre-tax impairment charge of $4.6 million related to the government placing the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation into conservatorship. Our loss amounted to $0.72 per share on both a basic and diluted basis for the nine months ended September 30, 2008.  We also incurred additional operating costs in connection with our new branches.  Although our branches are assisting us in attaining our retail deposit and loan growth projections, the current retail deposit rate environment and the expenses associated with the new branches have also had a dampening effect on our earnings. For the period ended September 30, 2008, our net interest margin was 2.64% compared to 3.14% at September 30, 2007.

After our net loss for the quarter, ending September 30, 2008, Tidelands Bank remains “well-capitalized” as defined by bank regulators, which is the highest bank capital classification. The Company’s total shareholders’ equity was $37.9 million with book value at $8.86 per share at quarter end.

Despite the significant issues in the mortgage and credit markets, Tidelands Bank continues to experience strong loan growth. For the period ending September 30, 2008, loans year-to-date grew $65.4 million to $456.7 million with assets increasing $155.9 million to reach $668.1 million at quarter end.   We do not have direct exposure to the sub-prime lending practices that led to many of the problems in the financial industry. Since our inception, we have adhered to strict internal and regulatory guidelines with regards to our credit underwriting standards. Tidelands Bank has always maintained a conservative approach to banking as we focus on providing credit and deposit products for proven customer relationships. Although our credit-related issues increased in comparison to previous periods, we are working to resolve each situation. At September 30, 2008, non-accrual loans amounted to $4.6 million, or 1.0% of total gross loans.  The balance of other real estate owned at September 30, 2008 was approximately $965,000.  At September 30, 2008, our ratios of nonperforming assets to total assets of 0.83% and net charge-offs to average loans of 0.14% continue to compare favorably to the industry.  Our provision for loan losses for the nine months ended September 30, 2008 totaled $1.5 million, reflecting loan growth experienced year-to-date and net charge-offs of $608,000.  At September 30, 2008, the allowance for loan losses amounted to 1.10% of total loans.

During the third quarter, Tidelands generated significant increases in retail deposits through its seven full-service branch locations.  As a result, our ratio of wholesale deposits to total deposits has decreased from 58.4% at December 31, 2007 to 48.0% at September 30, 2008.  We anticipate this trend will continue with the maturation of our retail branch offices. At quarter end September 30, 2008, the bank had generated year-to-date growth of $113.6 million in customer time deposits and $41.8 million in interest checking deposits.

We believe it is imperative to remain diligent in our day to day activities and focus on the strong banking culture that our management team has so proudly built.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of certain factors, many of which are beyond our control, that could cause or contribute to our actual results differing materially from future results expressed or implied by our forward-looking statements, please see our Annual Report on Form 10-KSB for the year ended December 31, 2007, and our other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Our summary consolidated financial data as of and for the quarter ended September 30, 2008 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Interest income:
Loans, including fees	$20,688,346	$20,337,589	$6,904,730	$7,354,042
Securities available for sale, taxable	4,551,700	1,525,428	2,070,109	557,386
Securities available for sale, non-taxable	220,165	300,873	70,679	141,781
Federal funds sold	246,339	614,359	58,463	182,233
Other interest income	3,933	12,202	2,019	8,056
Total interest income	25,710,483	22,790,451	9,106,000	8,243,498

Interest expense:
Time deposits $100,000 and over	1,726,493	267,089	774,579	81,364
Other deposits	10,459,295	11,780,286	3,205,458	4,436,821
Other borrowings	2,592,080	1,640,037	1,088,197	585,582
Total interest expense	14,777,868	13,687,412	5,068,234	5,103,767

Net interest income	10,932,615	9,103,039	4,037,766	3,139,731

Provision for loan losses	1,473,000	1,025,000	696,000	—
Net interest income after provision for loan losses	9,459,615	8,078,039	3,341,766	3,139,731

Noninterest income (loss):
Service charges on deposit accounts	26,917	26,882	8,605	9,806
Residential mortgage origination income	361,896	664,768	81,768	221,784
Gain on sale of securities available for sale	505,585	5,558	473,431	2,694
Gain (loss) on sale of real estate	10,979	—	(12,372)	—
Other service fees and commissions	276,454	138,860	126,519	53,846
Bank owned life insurance	355,299	216,655	129,069	73,195
Impairment on securities available for sale	(4,596,200)	—	(4,596,200)	—
Other	23,357	14,062	8,571	5,430
Total noninterest income (loss)	(3,035,713)	1,066,785	(3,780,609)	366,755

Noninterest expense:
Salaries and employee benefits	6,220,329	5,137,237	1,815,989	1,929,775
Net occupancy	1,033,430	715,605	373,646	335,267
Furniture and equipment	526,868	330,417	192,769	155,733
Other operating	3,349,675	2,679,599	1,069,874	1,010,843
Total noninterest expense	11,130,302	8,862,858	3,452,278	3,431,618

Income (loss) before income taxes	(4,706,400)	281,966	(3,891,121)	74,868

Income tax expense (benefit)	(1,803,708)	107,000	(1,453,228)	28,000

Net income (loss)	$(2,902,692)	$174,966	$(2,437,893)	$46,868
Earnings (loss) per common share
Basic earnings (loss) per share	$(0.72)	$0.04	$(0.60)	$0.01
Diluted earnings (loss) per share	$(0.72)	$0.04	$(0.60)	$0.01
Weighted average common shares outstanding
Basic	4,052,354	4,275,215	4,044,186	4,276,686
Diluted	4,058,681	4,275,215	4,044,186	4,276,686

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$6,457,553	$724,957
Federal funds sold	4,250,000	1,945,000

Total cash and cash equivalents	10,707,553	2,669,957

Securities available for sale	159,853,129	88,036,109
Nonmarketable equity securities	3,807,140	2,060,940

Total securities	163,660,269	90,097,049

Mortgage loans held for sale	346,392	1,426,800

Loans receivable	456,747,003	391,349,869
Less allowance for loan losses	5,023,538	4,158,324

Loans, net	451,723,465	387,191,545

Premises, furniture and equipment, net	19,516,323	17,759,388
Accrued interest receivable	2,802,478	3,164,124
Bank owned life insurance	13,206,116	7,849,156
Other assets	6,172,817	2,111,572

Total assets	$668,135,413	$512,269,591

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$13,651,973	$10,191,152
Interest-bearing transaction accounts	50,230,612	8,460,166
Savings and money market	161,842,300	199,833,835
Time deposits $100,000 and over	80,133,243	29,876,086
Other time deposits	212,478,685	139,808,202

Total deposits	518,336,813	388,169,441

Securities sold under agreements to repurchase	30,000,000	41,040,000
Junior subordinated debentures	14,434,000	8,248,000
Advances from Federal Home Loan Bank	60,800,000	29,000,000
ESOP borrowings	2,675,000	2,427,500
Other borrowings	616,046	—
Accrued interest payable	1,915,169	1,341,161
Other liabilities	1,483,400	1,088,319

Total liabilities	630,260,428	471,314,421

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 10,000,000 shares authorized; 4,277,176 and 4,277,176 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	42,772	42,772
Unearned ESOP shares	(2,642,415)	(2,427,500)
Capital surplus	43,265,240	42,788,666
Retained earnings (deficit)	(2,853,528)	49,164
Accumulated other comprehensive income (loss)	62,916	502,068

Total shareholders’ equity	37,874,985	40,955,170

Total liabilities and shareholders’ equity	$668,135,413	$512,269,591

Tidelands Bancshares, Inc. and Subsidiary

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Per Share Data:
Net income, basic	$(0.72)	$0.04	$(0.60)	$0.01
Net income, diluted	$(0.72)	$0.04	$(0.60)	$0.01
Book value	$8.86	$9.88	$8.86	$9.88
Weighted average number of shares outstanding:
Basic	4,052,354	4,275,215	4,044,186	4,276,686
Diluted	4,058,681	4,275,215	4,044,186	4,276,686

Performance Ratios:
Return on average assets (1)	(0.66)%	0.06%	(1.49)%	0.04%
Return on average equity (1)	(9.71)%	0.56%	(25.21)%	0.46%
Net interest margin (1)	2.64%	3.14%	2.63%	2.96%

	At September 30,
	2008	2007
Asset Quality Data:
Loans 90 days or more past due and still accruing interest	$—	$—
Loans restructured or otherwise impaired(4)	—	—
Nonaccrual loans	4,580,548	501,094
Loan charge-offs year to date, net recoveries	607,786	222,106
Other real estate owned	965,049	—

Nonperforming loans to total loans (3)	1.00%	0.14%
Nonperforming assets to total assets(3)	0.83%	0.11%
Net charge-offs year to date to average total loans(2)	0.14%	0.07%
Allowance for loan losses to nonperforming loans	109.67%	852.11%
Allowance for loan losses to total loans (2)	1.10%	1.18%

Capital Ratios:
Period end tangible equity to tangible assets	5.67%	8.92%
Leverage ratio	6.47%	10.93%
Tier 1 risk-based capital ratio	8.66%	12.68%
Total risk-based capital ratio	10.53%	13.78%

Growth Rates and Other Data:
Percentage change in assets(1)	40.64%	54.49%
Percentage change in loans(1) (2)	22.32%	43.29%
Percentage change in deposits(1)	44.79%	57.86%
Loans to deposit ratio (2)	88.12%	97.42%

(1) – Annualized for the nine and three month periods, respectively.

(2) – Includes nonperforming loans.

(3) – Nonperforming assets include nonaccrual loans, loans 90 days or more past due and still accruing interest, loans restructured or otherwise impaired, and other real estate owned

(4) – Loans restructured or otherwise impaired do not include nonaccrual loans.